Exhibit 10.14

TAX RECEIVABLE AGREEMENT

dated as of

[•]

between

GrafTech International Ltd.

and

Brookfield Capital Partners IV GP, Ltd

i

ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Pre-IPO Tax Asset Utilization	9
Section 2.02.	Tax Benefit Schedule	9
Section 2.03.	Procedures, Amendments	9

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01.	Payments	10
Section 3.02.	No Duplicative Payments	11

ARTICLE IV
TERMINATION

Section 4.01.	Termination, Breach of Agreement, Change of Control	12
Section 4.02.	Early Termination Schedule	14
Section 4.03.	Payment upon Early Termination	14

ARTICLE V
LATE PAYMENTS, ETC

Section 5.01.	Late Payments by the Corporation	15
Section 5.02.	Compliance with Indebtedness and Applicable Law	15

ARTICLE VI
CONSISTENCY; COOPERATION

Section 6.01.	The Existing Stockholders Representative’s Participation in Corporation Tax Matters	16
Section 6.02.	Consistency	16
Section 6.03.	Cooperation	16

ARTICLE VII
MISCELLANEOUS

Section 7.01.	Notices	17
Section 7.02.	Counterparts	18
Section 7.03.	Entire Agreement; Third Party Beneficiaries	18
Section 7.04.	Governing Law	18
Section 7.05.	Severability	18
Section 7.06.	Successors; Assignment; Amendments; Waivers	19

ii

iii

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [•], is hereby entered into by and between GrafTech International Ltd., a Delaware corporation (the “Corporation”) and Brookfield Capital Partners IV GP, Ltd., an Ontario corporation, in its capacity as representative of the Existing Stockholders (the “Existing Stockholders Representative”).

RECITALS

WHEREAS, the Existing Stockholders (as defined below), in the aggregate, hold 100% of the common stock of the Corporation, directly or indirectly, immediately prior to the closing of the IPO (as defined below);

WHEREAS, the Corporation intends to effect the IPO;

WHEREAS, after the IPO, the Corporation and its Subsidiaries (as defined below) (the “Taxable Entities” and each a “Taxable Entity”) will have certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Code (as defined below), foreign tax credits, and certain net operating losses in GrafTech Switzerland S.A (collectively, “Tax Assets”) that relate to periods (or portions thereof) ending prior to the date of the IPO (the “Pre-IPO Tax Assets”);

WHEREAS, the Pre-IPO Tax Assets may reduce the reported liability for Taxes (as defined below) that the Taxable Entities might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO Tax Assets on the reported liability for Taxes of the Taxable Entities; and

WHEREAS, this Agreement is intended to provide payments to the Existing Stockholders in an amount equal to eighty-five percent (85%) of the aggregate reduction in the reported liability for Taxes of the Taxable Entities from the utilization of the Pre-IPO Tax Assets.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                                    Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Existing Stockholders Representative.

C-1

“Advisory Firm Report” shall mean (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared, in all material respects, in accordance with the Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared in a manner consistent with the terms of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, the State of Texas or the State of New York shall not be regarded as a Business Day.”

Change of Control” means:

(i)                                     a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing Corporation equityholders or their Affiliates (determined immediately prior to such transaction and related transactions); or

(ii)                                  a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii)                               a transaction in which there is an acquisition of control of the Corporation by a Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto.  For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or

(ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv)                              a transaction in which individuals who constitute the Board on the effective date of this Agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equity holders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v)                                 the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. federal income tax return of the Taxable Entities filed with respect to any Taxable Year.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale of any Taxable Entity, other than any such sale that is or is part of a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.03(c) of this Agreement.

“Early Complete Termination” is defined in Section 4.01(b) of this Agreement.

“Early Termination Date” means (i) in the event of an Early Complete Termination, sixty calendar days following the date the Early Termination Notice is delivered under Section 4.01(b), (ii) in the event of a breach of this Agreement to which Section 4.01(c) applies, the date of such breach, (iii) in the event of a Change of Control, the effective date of such Change of Control and (iv) in the event of a Divestiture, the effective date of such Divestiture.

“Early Termination Event” means (i) an Early Complete Termination, (ii) a breach of this Agreement to which Section 4.01(c) applies and (iii) a Change of Control.

“Early Termination Notice” is defined in Section 4.01(b) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Existing Stockholders” means (i) the common stockholders and (ii) any Person who acquires rights under this Agreement pursuant to Section 7.06(a) (and such Person shall be considered an Existing Stockholder for purposes of this Agreement to the extent the transferor was so considered); provided, however, that any Person considered an Existing Stockholder shall cease to be an Existing Stockholder when such Person no longer holds any rights under this Agreement pursuant to Section 7.06(a).

“Existing Stockholders Representative” is defined in the preamble of this Agreement.

“Expert” is defined in Section 7.09(a) of this Agreement.

“Individual Stockholder” means any Existing Stockholder that is an individual or an Affiliate of an individual.

“Individual Termination Payment” is defined in Section 4.01(f) of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” shall mean the initial public offering of common stock of the Corporation pursuant to the Registration Statement.

“ITR Payment” means any Tax Benefit Payment, Early Termination Payment, Divestiture Acceleration Payment or Individual Termination Payment required to be made by the Corporation to the Existing Stockholders under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof), provided that if (i) adequate and reasonable means do not exist for ascertaining LIBOR and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Existing

Stockholders Representative or the Corporation has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Corporation and the Existing Stockholders Representative shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a comparable rate of interest in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, provided further that the alternate rate of interest shall be no less than the interest rate equal to LIBOR of the prior month.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Net Tax Benefit” has the meaning set forth in Section 3.01(b).

“NOLs” is defined in the preamble of this Agreement

“Objection Notice” has the meaning set forth in Section 2.03(a).

“Ownership Percentage” means, in the case of any Existing Stockholder, a fraction the numerator of which is the number of common shares in the Corporation owned by such Existing Stockholder as of immediately prior to the closing of the IPO and the denominator is the number of common shares in the Corporation outstanding as of immediately prior to the closing of the IPO.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Tax Assets” means any Tax Asset arising in a Taxable Year or portion thereof beginning after the date of the IPO, which shall include the allocation of any Tax Assets arising in a Straddle Year as set forth in the definition of Pre-IPO Tax Assets.

“Pre-IPO Tax Assets” is defined in the preamble of this Agreement; provided, however, that in order to determine whether an Tax Asset is a Pre-IPO Tax Asset or a Post-IPO Tax Asset, the Taxable Year of the relevant Taxable Entity that includes the effective date of the IPO (the “Straddle Year”) shall be deemed to end as of the close of March 31, 2018; provided, further, however, that the Corporation and the Existing Stockholders Representative shall, acting reasonably, together determine the amount of any Tax Asset arising in the Straddle Year, or any portion thereof, that is included in the amount of Pre-IPO Tax Assets; provided, further, however, that any Transferred Tax Assets taken into account in calculating a Divestiture Acceleration Payment shall not be considered Pre-IPO Tax Assets.

“Realized Tax Benefit” means, for a Taxable Year, the reduction in the liability for federal income Taxes of the Corporation for such Taxable Year resulting from the Pre-IPO Tax Assets under the Agreement (giving effect to the principles of Section 3.02).  If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 of the Corporation.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Asset” is defined in the preamble of this Agreement.

“Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(a) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the preamble of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date of the IPO.

“Taxes” means any and all U.S. federal taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise.

“Transferred Tax Assets” means, in the event of a Divestiture, the Pre-IPO Tax Assets attributable to the Taxable Entity that is sold in such Divestiture to the extent such Pre-IPO Tax Assets are transferred with such Taxable Entity under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO Tax Assets as a result of the Divestiture) and do not remain under applicable Tax law with the Corporation or any of its Subsidiaries (other than the Taxable Entity that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, each Taxable Entity will generate an amount of taxable income in accordance with management’s preexisting projections (or, in the absence of such projections, as projected in good faith by management in a manner consistent with its projections for other purposes), (ii) the utilization of the Pre-IPO Tax Assets for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date and (iii) the federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code as in effect on the Early Termination Date.  For the purposes of clause (i) of this definition, the taxable income projections made by the management of the Corporation shall be subject to the Reconciliation Procedures.  Such assumptions shall relate only to the projected income and loss of the Taxable Entities (extending the same beyond the years of projection, as applicable, at the same imputed growth rate), and shall include only the utilization of Tax attributes subject to the Agreement and not any anticipated future attributes that might result from acquisitions, dispositions, recapitalizations or refinancings.  For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any (i) Tax attributes (including Tax assets) of any entity other than the relevant Taxable Entity involved in the Change of Control or Divestiture or (ii) changes in the relevant Taxable Entities’ stand-alone Tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.                                    Pre-IPO Tax Asset Utilization.  The Corporation, on the one hand, and the Existing Stockholders, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO Tax Assets to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay in the future.

Section 2.02.                          Tax Benefit Schedule.  Within ninety (90) calendar days after the filing of the Corporation Return for any Taxable Year for which there is a Realized Tax Benefit, the Corporation shall provide to the Existing Stockholders Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such Taxable Year, (ii) the calculation of any payment to be made to the Existing Stockholders pursuant to Article III with respect to such Taxable Year, and (iii) all requested supporting information pursuant to Section

2.03(a) of this Agreement reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”).  The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03.                          Procedures, Amendments.

(a)                                 Procedure.  Whenever the Corporation delivers to the Existing Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Existing Stockholders Representative, at the Existing Stockholders Representative’s request (and upon reasonable notice), any schedules, valuation reports, and work papers providing reasonable detail regarding the preparation of the Schedule or an Advisory Firm Report with respect to such Schedule and (y) allow the Existing Stockholders Representative and its advisors reasonable access at no cost to the appropriate representatives at each of the Corporation and/or the Advisory Firm in connection with a review of such Schedule.  The applicable Schedule shall become final and binding on all parties on the thirtieth (30th) calendar day after the Existing Stockholders Representative receives any Schedule or amendment thereto, unless the Existing Stockholders Representative provides the Corporation with notice prior to such thirtieth (30th) calendar day after receipt of such Schedule of a material objection, made in good faith, to such Schedule (“Objection Notice”).  If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures.

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Existing Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Taxable Entity (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Existing Stockholders Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01.                                    Payments.

(a)                                 Except as provided in Section 5.02, within five Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.03(a), the Corporation shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Ownership Percentage) of the Tax Benefit for such Taxable Year determined pursuant to Section 3.01(b) (each a “Tax Benefit Payment”), provided that no payment shall be made pursuant to this Section 3.01 to any Individual Stockholder who received at any time prior to the date of such payment an Individual Termination Payment pursuant to Section 4.01(f).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable Existing Stockholder to the Corporation or as otherwise agreed by the Corporation and the applicable Existing Stockholder.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments.

(b)                                 The “Tax Benefit” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit and the Interest Amount.  The “Net Tax Benefit” with respect to a Taxable Year shall equal (i) the Taxable Entities’ Realized Tax Benefit, if any, required to be reflected on the Tax Benefit Schedule for such Taxable Year, plus (ii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on an Amended Schedule over the Realized Tax Benefit reflected on the original Tax Benefit Schedule, minus (iii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on the original Tax Benefit Schedule over the Realized Tax Benefit reflected on the Amended Schedule for such prior Taxable Year, minus (iv) eighty-five percent (85%) of any fees and other compensation payable by the Corporation to consultants for the purpose of obtaining advice on tax planning in order to maximize the Taxable Entities’ Realized Tax Benefit for such Taxable Year; provided, however, that to the extent any of the adjustments described in this Section 3.01(b)(ii) or (iii) was reflected in the calculation of the Tax Benefit Payment for any Taxable Year, such adjustments shall not be taken into account in determining the Net Tax Benefit for any subsequent Taxable Year; and provided, further, that for the avoidance of doubt, the Existing Stockholders shall not be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” shall equal the interest on any Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date.

Section 3.02.                                    No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Taxable Entities’ Realized Tax Benefit for all Taxable Years be paid to the Existing Stockholders pursuant to this Agreement. Carryovers or carrybacks of any NOL or other Tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that Pre-IPO Tax Assets treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year, and, for purposes of determining the Realized Tax Benefit for any Taxable Year, each Taxable Entity shall be assumed (a) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year any NOL that is permitted to be so carried back or carried forward, (b) to utilize any available Pre-IPO Tax Asset that is permitted (or, for the avoidance of doubt, that would be so permitted but for such Other Tax Asset) to be carried back or carried forward to such Taxable Year before utilizing any Other Tax Asset, and (c) to utilize any Pre-IPO Tax Asset in the first Taxable Year in which such Pre-IPO Tax Asset is permitted to be utilized; provided, further, however, that, notwithstanding any other provision, the Corporation and the Existing Stockholders Representative shall, acting reasonably, together determine the extent to which a Pre-IPO Tax Asset can be carried back or carried forward to a Straddle Year or any portion thereof. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO Tax Assets and another portion that is not, the Corporation shall be assumed to utilize the portion attributable to the Pre-IPO Tax Assets before utilizing such other portion.

ARTICLE IV

TERMINATION

Section 4.01.                                    Termination, Breach of Agreement, Change of Control.

(a)                                 This Agreement shall terminate at the time that there is no potential for any future Tax Benefit Payments to be made to the Existing Stockholders under this Agreement.

(b)                                 Early Complete Termination. Except as provided in Section 5.02, the Corporation may elect to terminate this Agreement (an “Early Complete Termination”) by (i) delivering to the Existing Stockholders Representative notice of its intention to exercise such right (“Early Termination Notice”) and (ii) paying to the Existing Stockholders (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Notice.  In the event of an Early Complete Termination, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions (substituting references to the date of such Early Termination Notice for references to the Early Termination Date in the definition of Valuation Assumptions).

(c)                                  Breach. In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Existing Stockholders (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for

the Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing in the event that the Corporation breaches this Agreement, the Existing Stockholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. In the event of a breach of a material obligation under this Agreement, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions. The parties agree that, subject to Section 5.02, the failure to make any payment pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due, provided that in the event that payment is not made within three months of the date such payment is due, the Existing Stockholders (through the Existing Stockholders Representative) shall be required to give written notice to the Corporation that the Corporation has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in material breach of its obligations under this Agreement.

(d)                                 Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Existing Stockholders (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions.

(e)                                  Divestiture Acceleration Payment. In the event of a Divestiture, the Corporation shall pay to the Existing Stockholders the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

(f)                                   Elective Individual Termination. Except as provided in Section 5.02, the Corporation may elect to terminate the rights of any Individual Stockholder under this Agreement by paying to such Individual Stockholder a termination payment (the “Individual Termination Payment”) as reasonably determined by the Corporation, provided that such election and the amount of such Individual Termination Payment shall, as reasonably practical, use the Valuation Assumptions (substituting references to the date of such Individual Termination Payment for references to the Early Termination Date in the definition of Valuation Assumptions). The Corporation must receive approval from the Existing Stockholders Representative, such approval not to be unreasonably withheld, conditioned or delayed, to exercise its rights under this (f) with respect to any Individual Stockholder that is an executive officer of the Corporation as of the date of the elective individual termination.

Section 4.02.                                    Early Termination Schedule.  In the event of a Change of Control or a Divestiture, the Corporation shall deliver to the Existing Stockholders Representative no later than sixty calendar days prior to such Change of Control or Divestiture, as applicable, and in the case of an Early Complete Termination, contemporaneously with the Early Termination Notice, a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required or requested pursuant to the first sentence of Section 2.02 and the calculation of the

Early Termination Payment or the Divestiture Acceleration Payment, respectively (including the projections of the Taxable Entities’ taxable income under clause (i) of the Valuation Assumptions). The Early Termination Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within fifteen calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties for any reason are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures.

Section 4.03.                                    Payment upon Early Termination.

(a)                                 Except as provided in Section 5.02, no later than the Early Termination Date, the Corporation shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Ownership Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.01(b), (c) and (d). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Existing Stockholders or as otherwise agreed by the Corporation and the Existing Stockholder.

(b)                                 The “Early Termination Payment,” as of the Early Termination Date (other than an Early Termination Date arising under clause (iv) of the definition thereof) shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Existing Stockholders beginning from the Early Termination Date assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO Tax Assets resulting from the Change of Control. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

(c)                                  The “Divestiture Acceleration Payment,” as of the date of any Divestiture, shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by the Corporation to the Existing Stockholders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Assets resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Divestiture all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures.

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.01.                                    Late Payments by the Corporation.  The amount of all or any portion of any ITR Payment not made to the Existing Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02.                                    Compliance with Indebtedness and Applicable Law.  Notwithstanding anything to the contrary provided herein, if, at the time any amounts become due and payable hereunder, (a) the Corporation is not permitted, pursuant to the terms of its outstanding indebtedness, to pay such amounts, (b) (i) the Corporation does not have the cash on hand to pay such amounts or payment of such dividends would give rise to a material adverse effect, as certified by the Corporation’s Chief Financial Officer, and (ii) no Subsidiary of the Corporation is permitted, pursuant to the terms of its outstanding indebtedness or other applicable law, to pay dividends to the Corporation to allow it to pay such amounts, or (c) payments of such amounts would violate applicable law then, in each case, the Corporation shall, by notice to the Existing Stockholders Representative, be permitted to defer the payment of such amounts until the condition described in clause (a), (b) or (c) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Corporation defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid.  The Corporation agrees to take commercially reasonable actions to cause its direct and indirect Subsidiaries to pay dividends (including, to the extent commercially reasonable, access any revolving credit facility or other source of liquidity to facilitate the payment of such dividends), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.01.                                    The Existing Stockholders Representative’s Participation in Corporation Tax Matters.  Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and each Taxable Entity including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall promptly notify the Existing Stockholders Representative of, and keep the Existing Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporation or any Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement, and shall give the Existing Stockholders

Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02.                                    Consistency.  Except upon the written advice of an Advisory Firm, the Corporation and the Existing Stockholders Representative agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation or any Taxable Entity under this Agreement and agreed by the Existing Stockholders Representative. Any dispute concerning such advice shall be subject to the Reconciliation Procedures. In the event the Advisory Firm is replaced with another firm acceptable to the Corporation and the Existing Stockholders Representative pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or the Corporation and the Existing Stockholders Representative agree to the use of other procedures and methodologies.

Section 6.03.                                    Cooperation.  Each of the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01.                                    Notices.

(a)                                 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

GrafTech International Ltd.
 982 Keynote Cir,

Brooklyn Heights, OH 44131
Attn: General Counsel
Fax:

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attn: Sandra L. Flow, Esq. and

Adam Fleisher, Esq.

Fax: (212) 225-3999

If to the Existing Stockholders Representative, to:

Brookfield Capital Partners IV GP, Ltd.

c/o Brookfield Asset Management LLC
250 Vesey Street, 15th Floor
New York, NY 10281
Attn: General Counsel

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza
New York, New York 10006
Attn: Sandra L. Flow, Esq. and

Adam Fleisher, Esq.

Fax: (212) 225-3999

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

(b)                                 Within 60 days of the request of any Existing Stockholder, the Corporation shall provide such Existing Stockholder its Ownership Percentage as of the date requested.

Section 7.02.                                    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03.                                    Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. The parties to this Agreement agree that the Existing Stockholders are expressly made third party beneficiaries to this Agreement. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.                                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.05.                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.                                    Successors; Assignment; Amendments; Waivers.

(a)                                 Each Existing Stockholder may freely assign (in whole or in part) its rights under this Agreement without the prior written consent of the Corporation to any Person as long as such assignee has executed and delivered or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement and (B) such forms or other information as the Corporation may reasonably require for purposes of Section 7.10. If the Existing Stockholder Representative assigns all or a portion of its rights as an Existing Stockholder under this Agreement, such assignee shall, at the election of the Existing Stockholder Representative, also be assigned the rights and obligations of the Existing Stockholder Representative in its capacity as such; provided that the Existing Stockholder Representative may assign its rights and obligations in its capacity as such to an Affiliate at any time; provided, further, that any assignment of the rights and obligations of the Existing Stockholder Representative in its capacity as such shall not be effective unless the assignee has executed and delivered or, in connection with such assignment, executes and delivers (A) a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement and (B) such forms or other information as the Corporation may reasonably require for purposes of Section 7.10. For the avoidance of doubt, the rights and obligations of the Existing Stockholder Representative in its capacity as such may only be assigned in whole and not in part.

(b)                                 The transferee and transferor of any Transfer permitted under this Section 7.06 shall ensure that the Corporation is provided with a copy (which may be by PDF) of the fully executed instrument of Transfer, which instrument must clearly identify the name of the transferor and transferee and the Ownership Percentage being transferred, within five (5) days of the effective date of such Transfer.  Any Transfer, or attempted Transfer in violation of this

Agreement, including any failure of a purported transferee to enter into a joinder to this Agreement or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporation or the Existing Stockholders Representative.  The Corporation shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.06 and has been recorded on the books of the Corporation.

(c)                                  No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Existing Stockholders (through the Existing Stockholders Representative), whereupon all Existing Stockholders shall be bound. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (it being understood that the Existing Stockholders Representative shall be permitted to waive provisions of this Agreement on behalf of all Existing Stockholders).

(d)                                 All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07.                                    Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08.                                    Resolution of Disputes.

(a)                                 Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Existing Stockholder (through the Existing Stockholders Representative) (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Existing Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Existing Stockholder in any such action or proceeding.

(c)                                  (i)                                     EACH EXISTING STOCKHOLDER (THROUGH THE EXISTING STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS Section 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii)                                  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09.                                    Reconciliation.

(a)                                 In General. In the event that the Corporation and the Existing Stockholders Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 4.02 and Section 6.02 within the relevant period designated in this Agreement (or the amount of an Early Termination Payment in the case of a breach to which Section 4.01(c) applies) (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Existing Stockholders Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation or the relevant Taxable Entity, subject to adjustment or amendment upon resolution. The costs and expenses related to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation, except as provided in the next sentence. Each of the Corporation and the Existing Stockholders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Existing Stockholders and may be entered and enforced in any court having jurisdiction.

(b)                                 Income Projections for Early Termination Payments.  Notwithstanding the provisions of Section 7.09(a), solely with respect to disagreements regarding the computation of an Early Termination Payment or Divestiture Acceleration Payment that relates to the taxable income projections described in clause (i) of the definition of “Valuation Assumptions,” the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall each submit the Reconciliation Dispute for determination to an Expert in the area of valuation services. Based on the income projections of such Experts, if the higher of the resulting computations for the Early Termination Payment or Divestiture Acceleration Payment does not exceed 110% of the lower computation, then the Early Termination Payment or Divestiture Acceleration Payment shall be the average of such two amounts. If the higher of the resulting computations for the Early Termination Payment or Divestiture Acceleration Payment is more than 110% of the lower computation, then the two Experts shall, within 20 days from such determination, select a third Expert and shall notify the Corporation and the Existing Stockholders Representative of such selection. If the Early Termination Payment or Divestiture Acceleration Payment computed by the third Expert is equal to the average of the first two Early Termination Payment or Divestiture Acceleration Payment computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be such average. If the third Early Termination Payment or Divestiture Acceleration Payment computation is higher than the average of the first two computations, then the Early Termination Payment or the Divestiture Acceleration Payment shall be the average of such third computation and the higher of the first two computations; provided that if such average exceeds 110% of the higher of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be 110% of the higher of the first two computations. If the third Early Termination Payment or Divestiture Acceleration Payment computation is lower than the average of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be the average of such third computation and the lower of the first two computations; provided that if such average is less than 90% of the lower of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be 90% of the lower of the first two computations.

Section 7.10.                                    Withholding.  The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation reasonably believes it is required to deduct and withhold as a result of the execution of this

Agreement or with respect to the making of such payment, in each case, under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Existing Stockholders. The Corporation shall provide evidence of such payment to the Existing Stockholders (through the Existing Stockholders Representative) to the extent that such evidence is available.

Section 7.11.                                    Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code (other than if the Corporation becomes a member of such a group as a result of Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such entity does not file a consolidated tax return pursuant to Section 1501 et seq. of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party.

Section 7.12.                                    Confidentiality.

(a)                                 Each Existing Stockholder (through the Existing Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of the Corporation or the Existing Stockholders acquired pursuant to this Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates (including in connection with the description of this Agreement in the Registration Statement and the filing of this Agreement as an exhibit thereto), becomes public knowledge (except as a result of an act of any Existing Stockholder in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for any Existing Stockholder to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Existing Stockholder (and each employee, representative or other agent of such Existing Stockholder) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the

Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Existing Stockholder relating to such tax treatment and tax structure.

(b)                                 If the Existing Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.                                    Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14.                                    Appointment of Existing Stockholders Representative.

(a)                                 Appointment.  Without further action of any of the Corporation, the Existing Stockholders Representative or any Existing Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Existing Stockholders Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Existing Stockholder with respect to the taking by the Existing Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Existing Stockholders Representative under this Agreement (and any potential agreement with the Corporation to terminate this Agreement earlier than such time as is provided in Section 4.01 provided that (for the avoidance of doubt, except in the case of a termination covered by Section 4.01(f)) any payment made by the Corporation upon such an early termination shall be paid to each Existing Stockholder based on such Existing Stockholder’s Ownership Percentage). The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Existing Stockholders Representative. No bond shall be required of the Existing Stockholders Representative, and the Existing Stockholders Representative shall receive no compensation for its services.

(b)                                 Expenses.  If at any time the Existing Stockholders Representative shall incur out of pocket expenses in connection with exercise of its duties hereunder, upon written notice to the Corporation from the Existing Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Existing Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the Existing Stockholders hereunder pro rata (based on their respective Ownership Percentages in the Corporation) by the amount of such expenses which it shall instead remit directly to the Existing Stockholders Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Existing

Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c)                                  Limitation on Liability.  The Existing Stockholders Representative shall not be liable to any Existing Stockholder for any act of the Existing Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Existing Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Existing Stockholders Representative shall not be liable for, and shall be indemnified by the Existing Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Existing Stockholders Representative (and any cost or expense incurred by the Existing Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Existing Stockholder be obligated to indemnify the Existing Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Existing Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Existing Stockholder. Each Existing Stockholder’s receipt of any and all benefits to which such Existing Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Existing Stockholder’s acceptance of all obligations, including the obligations of this Section 7.14(c), applicable to such Existing Stockholder under this Agreement.

(d)                                 Actions of the Existing Stockholders Representative. Any decision, act, consent or instruction of the Existing Stockholders Representative shall constitute a decision of all Existing Stockholders and shall be final, binding and conclusive upon each Existing Stockholder, and the Corporation may rely upon any decision, act, consent or instruction of the Existing Stockholders Representative as being the decision, act, consent or instruction of each Existing Stockholder. The Corporation is hereby relieved from any liability to any Person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Existing Stockholders Representative.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation and the Existing Stockholders Representative have duly executed this Agreement as of the date first written above.

GRAFTECH INTERNATIONAL LTD.

By:
Name:
Title:

BROOKFIELD CAPITAL PARTNERS IV GP, LTD.., as Existing Stockholders Representative

By:
Name:
Title:

[Signature page to Tax Receivable Agreement]